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EXHIBIT 5

OPINION OF BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION

Briggs And Morgan, Professional Association
2400 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402

June 2, 2000

Board of Directors
iNTELEFILM Corporation
5501 Excelsior Boulevard
Minneapolis, Minnesota 55416

Re:	iNTELEFILM Corporation Registration Statement on Form S-4

Gentlemen:

      We have acted as counsel to iNTELEFILM Corporation, a Minnesota corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of up to 244,880 shares of common stock, par value $0.02 per share (the “Common Stock”), of the Company pursuant to the Company’s offer (the “Offer”) to issue shares of Common Stock in exchange for the outstanding shares of common stock, par value $0.01 per share, of Harmony Holdings, Inc., a Delaware corporation.

      This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), (ii) the form of certificates to be used to represent the shares of Common Stock, (iii) the Articles of Incorporation and By-Laws of the Company, as amended to date, (iv) resolutions adopted by the board of directors of the Company with respect to the offer and the issuance of the shares of Common Stock contemplated thereby, and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon representations of the Company and others.

      Members of our firm are admitted to the bar in the State of Minnesota, and we do not express any opinion as to the law of any other jurisdiction other than Minnesota and the laws of the United States of America to the extent specifically referred to herein.

      Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, we are of the opinion that the shares of

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Common Stock to be issued by the Company pursuant to the offer, when issued in accordance with the terms of the offer, will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the caption “LEGAL MATTERS” in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

BRIGGS AND MORGAN, Professional Association

BY:	/s/ Avron L. Gordon

Avron L. Gordon